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                            EXHIBIT 5 TO SCHEDULE 13D

                        AMENDMENT TO GOVERNANCE AGREEMENT

                  THIS AMENDMENT TO GOVERNANCE AGREEMENT ("Amendment") is entered into as of April 14, 1998, by and between Affymetrix, Inc. (the "Company") and Glaxo Wellcome PLC ("Glaxo Wellcome"). Capitalized terms not otherwise defined in this Amendment have the meaning given them in that certain Governance Agreement (the "Governance Agreement") dated as of July 6, 1995, by and between Affymetrix, Inc. and Glaxo Wellcome.

                                    RECITALS

                  A. The Company and Glaxo Wellcome constitute all of the parties to the Governance Agreement and desire to enter into this Amendment.

                  B. The Company and Glaxo Wellcome Americas Inc. ("GWA"), a wholly owned subsidiary of Glaxo Wellcome, are entering into that certain Series AA Preferred Stock Purchase Agreement ("Purchase Agreement") of even date herewith pursuant to which GWA is purchasing shares of the Company's Series AA Preferred Stock.

                  C. In order to induce the Company to enter into the Purchase Agreement and to induce GWA to invest funds in the Company pursuant to the Purchase Agreement, the Company and Glaxo Wellcome desire to make the amendments described herein to the Governance Agreement.

                  NOW, THEREFORE, in consideration of the mutual promises and covenants described below, the Company and Glaxo Wellcome hereby agree as follows:


                  1. Paragraph 1 of the Governance Agreement shall be amended and restated to read in full as follows:

                  "So long as GLAXO WELLCOME or any of its subsidiaries, including, but not limited to, Glaxo Wellcome Americas Inc., (collectively, "GW") together own, or are part of a group that owns, (a) a majority of the outstanding AFFYMETRIX voting shares, GW (or such group) will have the right to designate five out of nine AFFYMETRIX directors, (b) less than a majority but greater than 35% of the outstanding AFFYMETRIX voting shares, GW (or such group) will have the right to designate four out of nine AFFYMETRIX directors, (c) less than a 35% but greater than 25% of the outstanding AFFYMETRIX voting shares, GW (or such group) will have the right to designate three out of nine AFFYMETRIX directors, (d) less than 25% but more than 15% of the outstanding AFFYMETRIX voting shares, GW (or such group) will have the right to designate two out of nine AFFYMETRIX directors and (e) less than 15% but more than 5% of the outstanding AFFYMETRIX voting shares, GW (or such group) will have the right to designate one out of nine AFFYMETRIX directors, in each case such designations to be included as part of the management slate to be recommended to the shareholders subsequent to 1995. For purposes of determining the percentage of outstanding voting shares held by GW (or such group), shares of Series AA Preferred Stock held by GW shall not be counted;

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                  provided however, that upon conversion of the shares of Series
                  AA Preferred Stock owned by GW into shares of Common Stock, such shares of Common Stock shall be counted for purposes of determining the percentage of outstanding voting shares held by GW (or such group). All discretionary proxies will be voted in favor of such nominees. GW (or such group) will otherwise vote its shares, or give its proxy to vote its shares, for the other nominees on the slate of directors recommended to the shareholders. The parties agree to take appropriate action, if necessary, to comply with the requirements of the California Corporations Code to make this provision valid and enforceable, including without limitation, to enter into a voting trust agreement."

         2. The last sentence of paragraph 6.2(a) of the Governance Agreement is hereby amended and restated to read in its entirety as follows:

                  For the purposes of this Section 6.2 and Section 6.3, Registrable Securities' shall mean all Common Stock of the Company issued or issuable upon conversion of the Company's Series 1 Subordinated Convertible Preferred Stock, Series 2 Subordinated Convertible Preferred Stock and Series AA Preferred Stock, including Common Stock issued pursuant to stock splits, stock dividends and similar distributions with respect to such shares."

         3. For the purposes of Section 6.1(a) of the Governance Agreement, "Common Stock" shall include all shares of Common Stock issued or issuable upon conversion of the Company's Series AA Preferred Stock.

         4. The terms and conditions of this Amendment and the Governance Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties.

         5. This Amendment may be executed in two or more counterparts, each which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

         6. This Amendment shall be governed by and construed under the laws of the State of California as applied to agreements entered into solely between residents of and to be performed entirely within such state.

         7. The Governance Agreement and this Amendment constitute the entire agreement between the parties hereto pertaining to the subject matter thereof and hereof.

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         IN WITNESS WHEREOF, the undersigned have executed this Amendment to
Governance Agreement as of the day and year first above written.



AFFYMETRIX, INC.                            GLAXO WELLCOME PLC



By:         /s/                             By:      /s/    J.D. COOMBE
         ----------------------------           --------------------------------
         Title:  President/CEO                   Title:  Director




AGREED TO AND ACCEPTED BY:

GLAXO WELLCOME AMERICAS INC.



By:            /s/   ROBERT A. INGRAM
         ----------------------------
         Title:  Executive Vice President





















                       SIGNATURE PAGE TO AFFYMETRIX, INC.
                        AMENDMENT TO GOVERNANCE AGREEMENT